Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Cetalon Corporation
(Exact Name of Registrant as Specified in Its Charter)

Incorporated in Nevada
(State or other jurisdiction of incorporation or organization)

84-1408762
(I.R.S. Employer Identification No.)

1801 Century Park East, Suite 1830, Los Angeles, CA 90067
(Address of Principal Executive Offices, including ZIP Code)

CETALON CORPORATION 2001 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Neil T. Watanabe, Chief Financial Officer
Suite 1830, 1801 Century Park East, Los Angeles, CA 90067
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF	AMOUNT	MAXIMUM	MAXIMUM	AMOUNT OF
SECURITIES TO	TO BE	OFFERING PRICE	AGGREGATE	REGISTRATION
BE REGISTERED	REGISTERED (1)	PER SHARE	OFFERING PRICE (2)	FEE

COMMON STOCK $0.0001 par value	1,550,000	$0.85	$1,317,500	$329.38

(1)	This registration statement shall cover any additional shares of common stock which become issuable under the plans by reason of any stock dividend, stock split, recapitalization or any other similar transactions without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). Pursuant to Rule 457(h)(1), this estimate is based upon the price at which the options may be exercised.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, of 1933, as amended.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         We hereby incorporate by reference into this Registration Statement the following documents filed by us with the Securities and Exchange Commission (the “Commission”):

(a)	Our Annual Report on Form 10-KSB for the year ended May 31, 2001;

(b)	Our Quarterly Report on Form 10-QSB for the quarter ended August 31, 2001; and

(c)	All other reports filed by us pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Our amended and restated articles of incorporation authorizes 50,000,000 shares of Commons Stock, par value $0.0001 per share, and 5,000,000 shares of Preferred Stock, par value $0.0001 per share. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present, either in person or by proxy, at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive, or preferential rights to subscribe to any unissued stock or any other securities which we may hereafter be authorized to issue. The common stock is not subject to redemption, sinking fund or conversion provisions. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility with we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder. There are no shares of Preferred Stock issued and outstanding. Our 2001 Equity Incentive Plan (the "Plan") provides for up to an aggregate of 35% of our total Common Stock, issued and outstanding as of the date of any stock award, to be issued as stock awards under the Plan. We are registering 1,550,000 shares of Common Stock, pursuant to this S-8 Registration Statement which, as of November 27, 2001, represents 26% of our issued and outstanding Common Stock.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”), Chapter 78

NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suite was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 provides that authorization is required for discretionary indemnification directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred an in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director of officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation

Our Articles of Incorporation, as amended, limits the personal liability of directors and officers from damages for breach of fiduciary duty as a director or officer but such provision does not eliminate or limit the liability of a director or officer for:

(i)	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

(ii)	the payments of distributions in violation of NRS 78.300.

Specific provisions relating to the indemnification of our directors and officers are provided for in our By-Laws specified below.

Bylaws

Article VIII, Section 1 of our By-Laws provides that any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of ours, or of any corporation which he, the testator, or intestate served as such at our request, shall be indemnified by us against expenses reasonably incurred by him or imposed on him in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director or employee was liable to us, or to such other corporation, for negligence or misconduct in the performance of his duty.

Our By-Laws further provide that determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-Laws, or by any of the following procedures: (a) order of the Court or administrative body or agency having jurisdiction of the action, suit, or proceeding; (b) resolution adopted by a majority of the quorum of our Board of Directors without counting in such majority any directors who have incurred expenses in connection with such action, suit or proceeding; (c) if there is no quorum of directors who have not incurred expense in connection with such action, suit or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors who have not incurred such expenses appointed by the Board of Directors; (d) resolution adopted by a majority of the quorum of the directors entitled to vote at any meeting; or (e) Order of any Court having jurisdiction over us. Additionally, our By-Laws provide that such right of indemnification shall not be exclusive of any other right which our directors, officers, and employees and the other persons above mentioned may have or hereafter acquire, including their respective rights of indemnification under any by-law, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under article VIII, section 1 of our By-Laws. The provision of article VIII, section 1 of our By-Laws apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a director, officer or employee.

Indemnification Agreements

         We have employment agreements with certain of our directors and officers pursuant to which we will provide for their indemnification, except to the extent prohibited by applicable law, against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorney’s fees and expenses), judgments, fines, settlements and other amounts arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, threatened to be involved, as a party or otherwise, and arising out of or related to such person serving in accordance with the terms and conditions of their employment agreement with us. The employment agreements provide for the advancement of expenses to such directors and officers in connection with any claim, demand, action, suit or proceeding.

Insurance

         We have a directors’ and officers’ liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers, including liabilities arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

4.1/(1)/	Articles of Incorporation, as filed with the Secretary of State of the State of Nevada on March 13, 1996

4.2/(1)/	Bylaws

5.1*	Opinion of Bryan Cave LLP regarding the validity of the securities being registered

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

99.1*	Cetalon Corporation 2001 Equity Incentive Plan

*	Filed herewith

/(1)/ Incorporated herein by reference to Exhibits 3.1 and 3.2, respectively, of our Registration Statement on Form SB-2 (Commission File Number: 333-65573).

Item 9. Undertakings.

(a) We hereby undertake:

         (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the date indicated.

Date: November 30, 2001	CETALON CORPORATION

By: /s/ A. John A. Bryan
A. John A. Bryan Chief Executive Officer and Vice Chairman of the Board

November 30, 2001	By: /s/ Neil T. Watanabe

Neil T. Watanabe Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE:	TITLE	DATE
/s/ Anthony J. A. Bryan Anthony J. A. Bryan	Chairman of the Board of Directors	November 30, 2001

/s/ A. John A. Bryan A. John A. Bryan	Vice Chairman of the Board of Directors, Chief Executive Officer	November 30, 2001

/s/ Neil T. Watanabe Neil T. Watanabe	Chief Financial Officer, Chief Operating Officer and Secretary	November 30, 2001

/s/ John Danylowich John Danylowich	Director	November 30, 2001

/s/ Daniel P. Howells Daniel P. Howells	Director	November 30, 2001

/s/ Craig D. Huff Craig D. Huff	Director	November 30, 2001

/s/ James Ritchie Mault James Ritchie Mault	Director	November 30, 2001

/s/ Fridolin Voegeli Fridolin Voegeli	Director	November 30, 2001

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Bryan Cave LLP regarding the validity of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Cetalon Corporation 2001 Equity Incentive Plan